Law Offices of
                      Paul, Hastings, Janofsky & Walker LLP
                                55 Second Street
                      San Francisco, California 94105-3441
                            Telephone (415) 856-7000
                            Facsimile (415) 856-7100
                          Internet www.paulhastings.com

                                 October 8, 2002

The Montgomery Funds II
101 California Street, 35th Floor
San Francisco, California  94111

        Re:    The Montgomery Funds II

Ladies and Gentlemen:

        We have acted as legal counsel to The Montgomery Funds II, a Delaware statutory trust (the "Trust"), in connection with a Post-Effective Amendment to the Trust's Registration Statement filed on Form N-1A with the Securities and Exchange Commission (the "Post-Effective Amendment") and relating to the issuance by the Trust of an indefinite number of $0.01 par value shares of beneficial interest (the "Shares") for the following series of the Trust:
Montgomery Partners Long-Short Fund and Montgomery Partners Long-Short Bond Plus Fund (each a "Fund" and collectively the "Funds").

        In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity to the originals of all records, documents, and instruments submitted to us as copies. We have based our opinion on the following:

        (a) the Trust's Amended and Restated Agreement and Declaration of Trust dated August 16, 1994 (as filed on August 22, 1994) (the "Declaration of Trust"). The Declaration of Trust has been in full force and effect from the original date of its adoption through the date hereof;

        (b) the Trust's Certificate of Trust dated September 8, 1993, as filed with the Secretary of State of Delaware on September 10, 1993, as amended by amendments dated November 11, 1993 and March 14, 1994 (as filed on November 22, 1993 and March 21, 1994), and amended and restated by an amended and restated Certificate of Trust dated August 16, 1994 (as filed on August 22, 1994) (the "Certificate of Trust"). The Certificate of Trust has been in full effect from the original date of its filing through the date hereof;

The Montgomery Funds II
October 8, 2002
Page 2



        (c) the amended and restated By-laws of the Trust dated August 16, 1994 (the "By-laws"). The By-laws, as amended, have been in full force and effect from the original date of their adoption through the date hereof;

        (d) resolutions of the Trustees of the Trust, authorizing the establishment of the Funds and the issuance of the Shares, certified by an officer of the Trust as being in full force and effect through the date hereof;

        (e)  the Post-Effective Amendment; and

        (f) a certificate of an officer of the Trust as to certain factual matters relevant to this opinion.

        Our opinion below is limited to the federal law of the United States of America and the statutory trust law of the State of Delaware. We are not licensed to practice law in the State of Delaware, and we have based our opinion below solely on our review of Chapter 38 of Title 12 of the Delaware Code and the case law interpreting such Chapter as reported in Delaware Laws Annotated (Aspen Law & Business, 2002). We have not undertaken a review of other Delaware law or of any administrative or court decisions in connection with rendering this opinion. We disclaim any opinion as to any law other than that of the United States of America and the statutory trust law of the State of Delaware as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

        Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the Shares will be issued and sold for cash at the per-share public offering price on the date of their issuance in accordance with statements in each Fund's Prospectus included in the Post-Effective Amendment and in accordance with the Declaration of Trust, (ii) all consideration for the Shares will be actually received by each Fund, and (iii) all applicable securities laws will be complied with, it is our opinion that, when issued and sold by that Fund, the Shares will be legally issued, fully paid and nonassessable.

        This opinion is rendered to you in connection with the filing of the registration statement on Form N-1A with respect to the above Funds of the Trust and is solely for your benefit. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

        We hereby consent to (i) the reference to our firm as Legal Counsel in the Prospectus included in the Post-Effective Amendments; and (ii) the filing of this opinion as an exhibit to those Post-Effective Amendments.

The Montgomery Funds II
October 8, 2002
Page 3


                                Sincerely yours,

                    /s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP